Exhibit 99.1

Global Net Lease, Inc. Announces Preferred Stock Dividends

NEW YORK – December 18, 2025 – Global Net Lease, Inc. (“GNL” or the “Company”) (NYSE: GNL/ GNL PRA / GNL PRB / GNL PRD / GNL PRE) announced today that it declared quarterly dividends on its outstanding preferred stock. Specifically, GNL declared (i) a dividend of $0.453125 per share on its 7.25% Series A Cumulative Redeemable Preferred Stock (“Series A Preferred Stock”), payable on January 15, 2026, to holders of record of shares of its Series A Preferred Stock at the close of business on January 2, 2026, (ii) a dividend of $0.4296875 per share on its 6.875% Series B Cumulative Redeemable Perpetual Preferred Stock (“Series B Preferred Stock”) payable on January 15, 2026 to holders of record of shares of its Series B Preferred Stock at the close of business on January 2, 2026, (iii) a dividend of $0.46875 per share on its 7.50% Series D Cumulative Redeemable Perpetual Preferred Stock (“Series D Preferred Stock”) payable on January 15, 2026 to holders of record of shares of its Series D Preferred Stock at the close of business on January 2, 2026, and (iv) a dividend of $0.4609375 per share on its 7.375% Series E Cumulative Redeemable Perpetual Preferred Stock (“Series E Preferred Stock”) payable on January 15, 2026 to holders of record of shares of its Series E Preferred Stock at the close of business on January 2, 2026.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded internally managed real estate investment trust that focuses on acquiring and managing a global portfolio of income producing net lease assets across the U.S., and Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. The words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “expects,” “estimates,” “projects,” “potential,” “predicts,” “plans,” “intends,” “would,” “could,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the risks that any potential future acquisition or disposition by the Company, including the sale of the McLaren Campus, is subject to market conditions, capital availability and timing considerations and may not be identified or completed on favorable terms, or at all. Some of the risks and uncertainties, although not all risks and uncertainties, that could cause the Company’s actual results to differ materially from those presented in the Company’s forward-looking statements are set forth in the “Risk Factors” and “Quantitative and Qualitative Disclosures about Market Risk” sections in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and all of its other filings with the U.S. Securities and Exchange Commission, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts:

Investor Relations

Email: investorrelations@globalnetlease.com

GlobalNetLease.com	(323) 265-2020 | 650 Fifth Avenue, 30th Floor, New York, NY 10019